Exhibit 99.1

Press Release	Source: VCampus Corporation

VCampus Online Tuition Revenues Up 23% Over Q4 2002
Additional Financing Completed

Friday May 23, 8:30 am ET

RESTON, Va.--(BUSINESS WIRE)--May 23, 2003--VCampus Corporation (Nasdaq:VCMP - News), a leading provider of web-based, end-to-end e-Learning solutions, today announced its financial results for the first quarter of 2003.  A conference call is scheduled for 11:00am Eastern Time on May 29, 2003 to discuss the quarter. The dial-in number will be 877/329-7569. International callers may dial 201/210-3424.

"We are pleased to announce a 23% increase in online tuition revenue for the first quarter of 2003 over Q4-2002," said Christopher Nelson, Chief Financial Officer, VCampus. "We experienced strong growth in our commercial sector revenue, primarily driven by increased commitments from our existing customers. Higher education revenue was up 21% over the previous quarter, while our government sector revenue remained stable. We expect continued growth in our core online tuition revenue this year. We believe that focused execution of our new client acquisition strategy will provide us with the momentum we need to realize this growth, particularly in the second half of 2003."

"High customer satisfaction, driving increased revenue from long-term existing customers, continues to position the Company for greater revenue growth in the coming year," said Nat Kannan, Chairman and Chief Executive Officer, VCampus. "We have entered into multi-year strategic alliances in healthcare and information security training to penetrate two fast growing areas in the e-Learning market. In addition, we are making investments in a next-generation platform scheduled for release later this year, as well as for strategic marketing initiatives to acquire long-term alliances to drive revenue growth."

Earlier this month, VCampus raised $1.8 million in a private placement of its Series H preferred stock and warrants. The Company issued a total of 7,503 shares of Series H preferred stock, convertible into a total of 750,300 shares of common stock at $2.40 per share, and warrants for the purchase of 187,575 shares of common stock at an exercise price of $5.00 per share. These shares of Series H preferred stock will automatically convert into shares of common stock, subject to shareholder ratification of the financing, at the annual stockholder meeting scheduled for June 5, 2003 and upon simultaneous conversion to common stock of all the Company's other existing classes of preferred stock. As part of the Company's plan to simplify its capital structure, improve its funding prospects, and remove liquidation preferences senior to its common stock, VCampus has obtained commitments from a sufficient number of holders of each class of its preferred stock to convert all of their preferred shares into common shares at the applicable conversion prices, effective upon securing the requisite shareholder approvals at the annual meeting. If VCampus consummates these conversions, all equity in the Company will be held in common shares (aside from options and warrants exercisable into common shares).

Quarter Highlights:

•                                          Online tuition revenues for Q1-2003 were $1,511,944, compared with $1,228,393 in Q4-2002, an increase of 23%.

•                                          Total net revenues for Q1-2003 were $1,733,089, compared with $1,366,958 in Q4-2002, a 27% increase.

•                                          VCampus renewed a number of customer contracts in the quarter, showing continued high levels of customer satisfaction with VCampus' services. VCampus expects total revenue from these renewed contracts to generate approximately $1.2 million in 2003 revenue.

•                                          VCampus and CHC Healthcare Solutions, LLC (CHCHS) formed a strategic alliance to provide online HIPAA (Health Insurance Portability and Accountability Act) training. HIPAA Pros, CHCHS' HIPAA consulting practice, is one of the nation's most experienced in the area of HIPAA compliance. Together, the companies will provide targeted curricula that address HIPAA privacy and security training requirements.

•                                          VCampus completed a $1.8 million private equity placement through an offering of preferred stock and warrants. The proceeds from this placement will allow the Company to continue to execute on its business plan and aggressively pursue strategic alliances in support of its efforts to grow online revenues.

Looking Ahead:

•                                          The Company has realigned its strategic sales and marketing plan to focus on development of business alliances that will generate near-term sustainable online revenue. VCampus is confident in its ability to identify new strategic relationships with parties that provide high-demand courseware.

•                                          The number of enrolled users on the VCampus system continues to grow, increasing from 720,000 at the end of 2002 to 755,000 at the end of the first quarter 2003.

•                                          VCampus formed a strategic collaboration with (ISC)(2), the premier non-profit organization dedicated to training and certifying information security professionals worldwide. VCampus will develop and deliver online courses for the Systems Security Certified Practitioner (SSCP) Common Body of Knowledge (CBK). VCampus expects to launch these courses later this year.

About VCampus

VCampus® Corporation (Nasdaq:  VCMP) is a leading provider of end-to-end e-Learning solutions. The Company develops, manages and hosts turnkey, web-based learning solutions for corporations, government agencies and higher education institutions. VCampus enables these organizations to offer complete global distance learning solutions to their customers, employees, distributors, suppliers and students. VCampus' e-Learning solutions are designed to help clients deliver higher education programs to adult students; improve the performance of their distribution channels and suppliers; measure and develop their employees' knowledge, skills and abilities; and increase their customers' satisfaction and loyalty. VCampus distributes a courseware library of more than 5,200 web-based courses and has delivered more than 2.5 million courses to over 700,000 adult learners. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus website at www.vcampus.com. "VCampus" is a registered trademark of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as "anticipates," "believes," "could," "estimate," "expect," "intend," "may," "might," "should," "will," and "would" and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) growing competition; and (4) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ``Risk Factors'' in our Form 10-K for the year ended December 31, 2002, as amended, and other SEC filings.

VCampus Corporation

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	March 31,	December 31	March 31,

	2002	2002	2003

Revenues:
Online tuition revenues	$1,348,887	$1,228,393	$1,511,944
Development and other revenues	94,819	114,094	191,376
Other service revenues	21,995	24,471	29,769

Net revenues	1,465,701	1,366,958	1,733,089
Costs and expenses:
Cost of revenues	216,926	375,127	459,464
Sales and marketing	725,167	756,153	731,761
Product development and operations	628,261	832,785	723,950
General and administrative	417,451	473,599	464,682
Depreciation and amortization	436,447	260,818	248,950
Reorganization & other non recurring costs	—	—	60,000
Stock-based compensation	1,200	11,978	53,809

Total costs and expenses	2,425,452	2,710,460	2,742,616

Loss from operations	(959,751)	(1,343,502)	(1,009,527)
Other income	—	421,842	—
Interest expense	(211,614)	(28,005)	(27,774)
Loss on debt extinguishment.	(267,488)	—	—

Net loss	$(1,438,853)	$(949,665)	$(1,037,301)
Dividends to preferred stockholders	(72,199)	(85,230)	(579,248)

Net loss attributable to common stockholders	$(1,511,052)	$(1,034,895)	$(1,616,549)

Net loss per share to common stockholders, basic and diluted	$(1.03)	$(0.68)	$(1.03)

Weighted average number of shares outstanding, basic and diluted	1,469,885	1,528,552	1,576,321

VCampus Corporation

Consolidated Balance Sheets

	December 31,	March 31,
Assets	2002	2003
		(Unaudited)

Current assets:
Cash and cash equivalents	$727,466	$1,342,839
Accounts receivable, net	354,340	552,878
Loans receivable from related parties	116,753	111,566
Loans receivable — current	38,689	39,139
Prepaid expens1es and other current assets	659,587	567,962

Total current assets	1,896,835	2,614,384
Property and equipment, net	328,296	256,783
Capitalized software costs and courseware development costs, net	814,730	819,546
Loans receivable — less current portion	65,502	57,734
Other assets	190,446	190,537
Other intangible assets, net	748,492	694,528
Goodwill, net	328,317	328,317

Total assets	$4,372,618	$4,961,829

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$950,262	$1,002,824
Accrued expenses	827,860	1,033,634
Capital lease obligation — current portion	23,529	3,707
Notes payable — current portion	140,159	161,369
Deferred revenues	783,003	1,221,045
Accrued dividends payable	—	68,745

Total current liabilities	2,724,813	3,491,324

Stockholders' equity:
Series C convertible Preferred Stock	6,233	6,115
Series D convertible Preferred Stock	10,138	10,138
Series E convertible Preferred Stock	5,749	5,824
Series F convertible Preferred Stock	30,000	30,000
Series F-1 convertible Preferred Stock	14,584	14,584
Series F-2 convertible Preferred Stock	276	276
Series G convertible Preferred Stock	492	780
Common Stock	15,739	15,813
Additional paid-in capital	85,771,622	87,210,552
Accumulated deficit	(84,207,028)	(85,823,577)

Total stockholders' equity	1,647,805	1,470,505

Total liabilities and stockholders' equity	$4,372,618	$4,961,829

Contact:

VCampus Corporation

Media Contact:

Sonya Schweitzer, 703/893-7800 ext. 251

sonya@vcampus.com

or

Investor Contact:

Christopher Nelson, 703/893-7800 ext.214

cnelson@vcampus.com

Source: VCampus Corporation